Exhibit 12
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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                              September 30, 1994              Years Ended December 31,
                                    Actual  -------------------------------------------------------------
                                  (Unaudited)   1993        1992        1991       1990        1989
                                --------------  ----        ----        ----       ----        ----
                                                                   (In Thousands)
Net Income                         $38,877    $23,779     $34,905     $25,243    $35,192     $19,389
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Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes      (2,487)     5,606       3,977       8,568     14,681       8,169
  Deferred federal income taxes     19,920      3,430      13,451       3,889      1,044        (845)
  Investment tax credits - net      (1,228)    (1,228)     (1,228)     (1,194)    (1,225)     (1,412)
  Massachusetts franchise tax        5,093      3,348       3,858       2,920      3,765       2,165
  Interest on long-term debt        20,926     23,403      21,910      20,157     20,626      17,602
  Interest on short-term debt and other7,476    3,638       3,657       3,643      3,090       5,257
                                   -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges$88,577$61,976    $80,530     $63,226    $77,173     $50,325
                                   -------    -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt       $20,926    $23,403     $21,910     $20,157    $20,626     $17,602
  Interest on short-term debt and other7,476    3,638       3,657       3,643      3,090       5,257
                                   -------    -------     -------     -------    -------     -------
     Total fixed charges           $28,402    $27,041     $25,567     $23,800    $23,716     $22,859
                                   =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges    3.12       2.29        3.15        2.66       3.25        2.20
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